Exhibit 99.1

PRESS RELEASE

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEX REPORTS THIRD QUARTER FISCAL 2017 RESULTS

•                  Strong cash flow from operations of $469 million and free cash flow of $363 million

•                  GAAP gross margin of 6.8%, increasing 10 basis points year-over-year and Non-GAAP gross margin of 7.1%, increasing 40 basis points year-over-year

•                  GAAP diluted EPS of $0.24, Non-GAAP diluted EPS of $0.34

•                  Maintains commitment to return value to shareholders

San Jose, CA, January 26, 2017 — Flex (NASDAQ: FLEX), the Sketch-to-Scale™ solutions provider that designs and builds intelligent products for a connected world, today announced results for its third quarter ended December 31, 2016.

“Our Sketch-to-Scale strategy remains firmly on track as reflected in our third quarter performance,” said Mike McNamara, CEO at Flex. “We remain focused on value creating activities such as a structural mix shift to a higher margin business, generating sustainable free cash flow and consistently returning value to our shareholders.”

	Three-Month Periods Ended
(US$ in millions, except EPS)	December 31, 2016	December 31, 2015
Net sales	$6,115	$6,763
GAAP income before income taxes	$140	$127
Adjusted operating income	$223	$236
GAAP net income	$129	$149
Adjusted net income	$183	$196
GAAP EPS	$0.24	$0.27
Adjusted EPS	$0.34	$0.35

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

“Our cash flow generation was exceptionally strong this quarter as we generated almost half a billion dollars in cash flow from operations,” said Chris Collier, CFO at Flex. “This quarter we repurchased over 5 million shares and we remain committed to return over 50% of our fiscal year free cash flow to shareholders.”

PRESS RELEASE

Third Quarter Fiscal 2017 Results of Operations

Net sales for the third quarter ended December 31, 2016 were over $6.1 billion, which was in the guidance range of $6.0 to $6.4 billion.

GAAP gross margin increased 10 basis points and adjusted gross margin increased approximately 40 basis points on a year-over-year basis.

GAAP income before income taxes was $140 million for the quarter and adjusted operating income was $223 million, above the mid-point of the guidance range of $205 million to $235 million.

Net income on a GAAP basis was over $129 million and adjusted net income for the quarter was $183 million. GAAP EPS was $0.24 for the quarter and non-GAAP EPS was $0.34 for the quarter.

Cash Flow and Balance Sheet

For the three-month period ended December 31, 2016, the Company generated net cash from operating activities of $469 million and free cash flow of $363 million.  For the nine-month period ended December 31, 2016, Flex generated net cash from operations of $1.0 billion and free cash flow of $628 million.  Strong cash flow generation has funded share repurchases of approximately $75 million and $260 million for the three and nine month periods ended December 31, 2016, respectively.  The Company remains committed to return over 50% of annual free cash flow to its shareholders.  Flex ended the quarter with $1.9 billion of cash on hand and total debt of $2.9 billion.  The balance sheet remains strong and is well positioned to support the business over the long term.

Guidance

For the fourth quarter ending March 31, 2017, revenue is expected to be in the range of $5.5 to $5.9 billion, GAAP EPS is expected to be in the range of $0.17 to $0.21 and includes estimated restructuring charges ($0.03), stock-based compensation expense ($0.04), and intangible amortization ($0.03).  Adjusted EPS is expected to be in the range of $0.27 to $0.31 per diluted share.

Conference Calls and Web Casts

A conference call hosted by the Flex management team will be held today at 2:00 PM (PT) / 5:00 PM (ET) to discuss the Company’s financial results for the third quarter ended December 31, 2016. The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flex.com. Additional information in the form of a slide presentation may also be found on the Company’s site.  A replay of the broadcast will remain available on the Company’s website afterwards.

About Flex

Flex Ltd., (Reg. No. 199002645H) is the Sketch-to-Scale™ solutions provider that designs and builds intelligent products for a connected world. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit flex.com or follow us on Twitter @Flexintl. Flex – Live Smarter™

# # #

This press release contains forward-looking statements within the meaning of U.S. securities law including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to

PRESS RELEASE

place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; compliance with legal and regulatory requirements; that we may encounter difficulties with acquisitions and divestitures; that the expected revenue and margins from recently launched programs may not be realized; that recently proposed changes in tax laws in certain jurisdictions where we operate may materially impact our tax expense; and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

PRESS RELEASE

SCHEDULE I

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three-Month Periods Ended
	December 31, 2016	December 31, 2015
GAAP:
Net sales	$6,114,999	$6,763,177
Cost of sales	5,698,544	6,310,710
Gross profit	416,455	452,467
Selling, general and administrative expenses	231,551	240,617
Intangible amortization	18,734	19,319
Interest and other, net	22,838	21,566
Other charges, net	3,090	44,415
Income before income taxes	140,242	126,550
Provision for (benefit from) income taxes	10,773	(22,360)
Net income	$129,469	$148,910

Earnings per share:
GAAP	$0.24	$0.27
Non-GAAP	$0.34	$0.35
Basic shares used in computing per share amounts	539,638	554,919
Diluted shares used in computing per share amounts	545,022	560,996

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

PRESS RELEASE

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Nine-Month Periods Ended
	December 31, 2016	December 31, 2015
GAAP:
Net sales	$18,000,337	$18,646,187
Cost of sales	16,864,196	17,444,463
Gross profit	1,136,141	1,201,724
Selling, general and administrative expenses	715,040	666,798
Intangible amortization	62,318	43,117
Interest and other, net	71,869	60,106
Other charges, net	15,007	46,257
Income before income taxes	271,907	385,446
Provision for income taxes	39,217	2,709
Net income	$232,690	$382,737

Earnings per share:
GAAP	$0.42	$0.67
Non-GAAP	$0.88	$0.85
Basic shares used in computing per share amounts	542,780	561,070
Diluted shares used in computing per share amounts	548,372	568,926

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

PRESS RELEASE

SCHEDULE II

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three-Month Periods Ended
	December 31, 2016	December 31, 2015
GAAP gross profit	$416,455	$452,467
Stock-based compensation expense	2,437	2,407
Restructuring (2)	14,968	—
Non-GAAP gross profit	$433,860	$454,874

GAAP SG&A Expenses	$231,551	$240,617
Stock-based compensation expense	(18,344)	(21,826)
Restructuring (2)	(2,453)	—
Non-GAAP SG&A Expenses	$210,754	$218,791

GAAP income before income taxes	$140,242	$126,550
Stock-based compensation expense	20,781	24,233
Restructuring (2)	17,421	—
Intangible amortization	18,734	19,319
Interest and other, net	22,838	21,566
Other charges, net (3)	3,090	44,415
Non-GAAP operating income	$223,106	$236,083

GAAP provision for (benefit from) income taxes	$10,773	$(22,360)
Intangible amortization benefit	1,776	1,131
Tax benefit on intangible assets (4)	—	39,324
Tax benefit on restructuring	1,684	—
Non-GAAP provision for income taxes	$14,233	$18,095

GAAP net income	$129,469	$148,910
Stock-based compensation expense	20,781	24,233
Restructuring (2)	17,421	—
Intangible amortization	18,734	19,319
Other charges, net (3)	—	44,415
Adjustments for taxes (4)	(3,460)	(40,455)
Non-GAAP net income	$182,945	$196,422
Diluted earnings per share:
GAAP	$0.24	$0.27
Non-GAAP	$0.34	$0.35

PRESS RELEASE

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Nine-Month Periods Ended
	December 31, 2016	December 31, 2015
GAAP gross profit	$1,136,141	$1,201,724
Stock-based compensation expense	7,506	6,440
Inventory impairment and other (5)	92,915	—
Restructuring (2)	21,792	—
Non-GAAP gross profit	$1,258,354	$1,208,164

GAAP SG&A Expenses	$715,040	$666,798
Stock-based compensation expense	(59,805)	(50,119)
Restructuring (2)	(7,168)	—
Non-GAAP SG&A Expenses	$648,067	$616,679

GAAP income before income taxes	$271,907	$385,446
Stock-based compensation expense	67,311	56,559
Inventory impairment and other (5)	92,915	—
Restructuring (2)	28,960	—
Intangible amortization	62,318	43,117
Interest and other, net	71,869	60,106
Other charges, net (3)	15,007	46,257
Non-GAAP operating income	$610,287	$591,485

GAAP provision for income taxes	$39,217	$2,709
Intangible amortization benefit	5,451	3,744
Tax benefit on intangible assets (4)	638	39,324
Tax benefit on restructuring	1,880	—
Non-GAAP provision for income taxes	$47,186	$45,777

GAAP net income	$232,690	$382,737
Stock-based compensation expense	67,311	56,559
Inventory impairment and other (5)	92,915	—
Restructuring (2)	28,960	—
Intangible amortization	62,318	43,117
Other charges, net (3)	7,388	44,415
Adjustments for taxes (4)	(7,969)	(43,068)
Non-GAAP net income	$483,613	$483,760
Diluted earnings per share:
GAAP	$0.42	$0.67
Non-GAAP	$0.88	$0.85

PRESS RELEASE

SCHEDULE III

FLEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31, 2016	As of March 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,857,096	$1,607,570
Accounts receivable, net of allowance for doubtful accounts	2,162,750	2,044,757
Inventories	3,493,617	3,491,656
Other current assets	1,100,159	1,171,143
Total current assets	8,613,622	8,315,126

Property and equipment, net	2,321,536	2,257,633
Goodwill and other intangible assets, net	1,337,321	1,345,820
Other assets	530,570	466,402
Total assets	$12,803,049	$12,384,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings and current portion of long-term debt	$68,856	$65,166
Accounts payable	4,699,734	4,248,292
Accrued payroll	357,922	353,547
Other current liabilities	1,751,245	1,905,200
Total current liabilities	6,877,757	6,572,205

Long-term debt, net of current portion	2,797,984	2,709,389
Other liabilities	485,811	497,857

Total shareholders’ equity	2,641,497	2,605,530

Total liabilities and shareholders’ equity	$12,803,049	$12,384,981

PRESS RELEASE

SCHEDULE IV

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine-Month Periods Ended
	December 31, 2016	December 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$232,690	$382,737
Depreciation, amortization and other impairment charges	466,813	381,949
Changes in working capital and other	313,685	175,086
Net cash provided by operating activities	1,013,188	939,772
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(413,596)	(418,561)
Proceeds from the disposition of property and equipment	28,056	4,627
Acquisition of businesses, net of cash acquired	(180,259)	(903,845)
Proceeds from divestiture of business, net of cash held in divested business	36,073	3,603
Other investing activities, net	(49,704)	1,397
Net cash used in investing activities	(579,430)	(1,312,779)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings and long-term debt	205,518	755,684
Repayments of bank borrowings and long-term debt	(115,089)	(40,706)
Payments for repurchases of ordinary shares	(259,658)	(331,690)
Net proceeds from issuance of ordinary shares	11,978	52,950
Other financing activities, net	(47,302)	(49,742)
Net cash (used in) provided by financing activities	(204,553)	386,496
Effect of exchange rates on cash and cash equivalents	20,321	(7,703)
Net increase in cash and cash equivalents	249,526	5,786
Cash and cash equivalents, beginning of period	1,607,570	1,628,408
Cash and cash equivalents, end of period	$1,857,096	$1,634,194

PRESS RELEASE

SCHEDULE V

FLEX AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, III, & IV

(1)   To supplement Flex’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude stock-based compensation expense, restructuring charges, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types.  In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Restructuring primarily includes severance for rationalization at existing sites and corporate SG&A functions. These costs may vary in size based on the Company’s initiatives, and are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.

PRESS RELEASE

Inventory impairment and other consists primarily of non-cash inventory impairment of certain solar panel inventory on hand to net realizable value. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies when applicable.

Other charges, net consists of various other types of items that are not directly related to ongoing or core business results, such as the non-cash foreign currency impact from certain divestitures and impairment charges associated with non-core investments.  We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations.  Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.

For the three-month period ended December 31, 2016, Free Cash Flow was $363 million consisting of GAAP net cash flows from operating activities of $469 million less purchases of property and equipment net of proceeds from dispositions of $106 million. We believe Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”

(2)         During the second quarter of fiscal year 2017, the Company began to rationalize the current footprint at existing sites, including corporate SG&A functions, and to continue to shift the talent base in support of our Sketch-to-ScaleTM initiatives.  Approximately $17.4 million was recognized in the quarter ended December 31, 2016 and $29.0 million was recognized for the nine-month period ending December 31, 2016. The Company expects to incur additional charges in support of the initiative in the fourth quarter of fiscal 2017.

(3)         The nine months ended December 31, 2016 includes a $7.4 million loss attributable to a non-strategic facility sold during the second quarter of fiscal 2017.

The three and nine months ended December 31, 2015 includes $25 million of non-cash foreign currency translation loss attributable to the sale of a non-strategic Western European manufacturing facility and a $22 million impairment of a non-core investment.

(4)         The nine months ended December 31, 2016 includes a $0.6 million benefit for the release of valuation allowance on certain of our deferred tax assets resulting from an immaterial acquisition.

The three and nine months ended December 31, 2015 includes a $39 million benefit for the release of valuation allowances on certain of our deferred tax assets resulting from our acquisition of the NEXTracker business in September 2015.

(5)         On April 21, 2016, SunEdison, Inc. (SunEdison) filed a petition for reorganization under bankruptcy law, and as a result, the Company recognized a bad debt reserve of $61.0 million as of March 31, 2016, associated with its outstanding SunEdison receivables. As of the end of fiscal 2016, the Company also retained solar panel module inventory and assets associated with our SunEdison production, which we had anticipated on selling.

PRESS RELEASE

During the second quarter of fiscal year 2017, prices for solar panel modules declined significantly due to global oversupply and continued de-regulation. The Company determined that certain solar panel inventory on hand as of September 30, 2016 was not fully recoverable and recorded a charge of $60.0 million to reduce the carrying costs to market in the second quarter of fiscal 2017. The Company also recognized a $16.0 million impairment charge for solar module equipment and $16.9 million of other associated solar panel direct costs incurred during the same period. The total charge of $92.9 million is included in cost of sales for the nine month period ended December 31, 2016.